Exhibit 99.1

ECHO GLOBAL LOGISTICS REPORTS SECOND QUARTER 2011 RESULTS

Chicago, IL — (GlobeNewswire) July 28, 2011 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, today reported financial results for the three months ended June 30, 2011.

Summarized financial results, along with select operating metrics, are as follows:

	Three months ended June 30,
Amounts in 000,000s, except per share data	2010	2011	% change

Revenue:
Transactional	$66.1	$103.0	55.9%
Enterprise	$43.8	$48.5	10.6%
Total Revenue	109.9	151.5	37.9%

Net revenue	20.0	29.3	46.1%

Operating expenses
Commissions	6.3	9.0	42.8%
Selling, general and administrative	10.3	13.6	31.8%
Depreciation and amortization	1.7	2.0	18.7%
Total operating expenses	18.3	24.6	170.0%

Non GAAP Operating income (1)	1.7	4.7	170.0%

Other expense	0.0	0.1	136.5%
Income before taxes (1)	1.7	4.6	170.8%

Income taxes (1)	0.6	1.7	167.3%

Non GAAP Net income (1)	1.1	2.9	172.9%

Non GAAP EPS (1)	$0.05	$0.13	168.5%
Diluted shares	22.2	22.6

Reconciliation to GAAP Operating Income, Net income and EPS
Non GAAP Operating Income(1)	1.7	4.7	170.0%
Change in contingent consideration payable	1.4	—	100.0%
Operating income	3.1	4.7	64.8%

Non GAAP Net income (1)	1.1	2.9	172.9%
Change in contingent consideration payable, net of tax effect	0.8	0.0	N/A
Net income	1.9	2.9	50.3%

EPS	$0.09	$0.13	47.9%

Operating Metrics
Gross margin	18.2%	19.3%	109	bps
Operating margin (% of net revenue)	8.7%	16.0%	735	bps

Shipment volume	263,565	350,662	33.0%
Number of enterprise clients	137	161	17.5%
Total employees	879	1,100	25.1%
Salaried employees	282	353	25.2%
Commissioned sales employees	426	490	15.0%
Sales agents	171	257	50.3%
Less Than Truckload (LTL) Revenue %	43.9%	48.1%	422	bps
Truckload (TL) Revenue %	45.1%	43.4%	(171	)bps

(1) Amounts shown exclude the effects of changes in contingent consideration payable.

“We are pleased to report another strong quarter for Echo, as we achieved our 8th consecutive quarter of double-digit year-over-year net revenue and net income growth,” said Doug Waggoner, Chief Executive Officer of Echo. “The solid second quarter performance keeps us in-line with the long-term guidance we provided at our recent investor day. We achieved revenue growth of 38% driven by transactional revenue growth of 56% and enterprise revenue growth of 11%. Further, we continue to see leverage within our business as our operating margin increased by 735 basis points in the second quarter.”

Second Quarter Results

Total revenue of $151.5 million in the second quarter of 2011 increased 38% compared to total revenue of $109.9 million in the second quarter of 2010. The majority of this increase was driven by higher volumes, attributable to an increase in the number of transactional and enterprise clients. Total shipment volume increased by 33% in the second quarter of 2011 compared to the second quarter of 2010.

Transactional revenue of $103.0 million in the second quarter of 2011 increased 56% compared to transactional revenue of $66.1 million in the second quarter of 2010. Of the $36.9 million of transactional revenue growth in the second quarter, approximately $10.5 million was generated from acquisitions completed during the twelve months ended June 30, 2011. Echo’s organic transactional revenue growth rate was 40% in the second quarter of 2011. The Company’s transactional clients served grew from 11,432 in the second quarter of 2010 to 16,024 in the second quarter of 2011. In addition, revenue per transactional sales person increased by 31% in the second quarter of 2011 compared to the second quarter of 2010.

Enterprise revenue of $48.5 million in the second quarter of 2011 increased 11% compared to $43.8 million in the second quarter of 2010. This increase was driven by the net addition of 24 new enterprise clients from the prior year quarter, partially offset by an 8% decrease in average revenue per enterprise client in the second quarter of 2011 compared to the second quarter of 2010. This decrease is partially attributable to a reduction in low-margin business during the third quarter of 2010.

Net revenue, which represents total revenue less transportation costs, increased 46% in the second quarter of 2011 to $29.3 million compared to $20.0 million in the second quarter of 2010. The Company’s net revenue margin improved by 109 basis points over the prior year quarter, to 19.3% in the second quarter of 2011.

Commission expense increased by 43% in the second quarter of 2011 compared to the second quarter of 2010, driven by the increase in net revenue.

The Company’s selling, general and administrative expense, excluding the impact of changes in our contingent consideration payable, increased 32% to $13.6 million in the second quarter of 2011 compared to $10.3 million in the second quarter of 2010, driven primarily by increases in personnel associated with the growth in Echo’s business, as well as continued investments in the Company’s sales organization.

The Company did not realize any gain or incur any expense due to changes in the amount of contingent consideration payable in the second quarter of 2011, as compared to a gain of $1.4 million realized in the second quarter of 2010.

Net income for the second quarter of 2011 was $2.9 million compared to net income of $1.9 in the second quarter of 2010. Diluted earnings per share of $0.13 in the second quarter of 2011 increased $0.04 per share compared to diluted earnings per share of $0.09 in the second quarter of 2010. This increase was due to the growth in net revenue and the improvement in operating leverage, partially offset by the gain realized due to changes in the amount of contingent consideration payable in the second quarter of 2010.

Business Outlook

“Given the strength in our earnings, growth in overall shipment volumes, and improved profitability achieved in the second quarter, we are well-positioned for continued success for the balance of the year,” Mr. Waggoner commented. “We continue to expect to achieve double-digit net income and earnings growth for the year, driven primarily by the growth of our Enterprise client base, the expansion and improvements in productivity of our transactional sales force, targeted acquisitions, and ongoing advancements to our technology that will bring additional value and cost-savings to our customers.”

Conference Call

A conference call will be broadcast live on Thursday, July 28, 2011, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Douglas R. Waggoner, Chief Executive Officer, and David B. Menzel, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investors’ “Events” section of Echo’s website at www.echo.com.  A replay of the webcast will be available later that day in the same section of the website.

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology-enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs.  In 2011, Echo has procured transportation and provided logistics services for more than 22,700 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non GAAP financial measures” by the Securities and Exchange Commission: Non GAAP Operating Income, Non GAAP Net Income and Non GAAP EPS. These measures may be different from non GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non GAAP financial measures to the nearest comparable GAAP measures, see “Reconciliation to GAAP Operating Income, Net Income and EPS” included in this press release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the most recent Form 10-K we filed with the SEC.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Echo Global Logistics, Inc.

CONTACT: Echo Global Logistics, Inc.

Heather Mills

312-276-3222

hmills@echo.com

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2010	2011
		(unaudited)
Cash and cash equivalents	$43,218,164	$41,573,200
Accounts receivable, net of allowance for doubtful accounts	60,316,454	79,189,362
Prepaid expenses	8,063,892	6,797,084
Other current assets	396,613	1,929,922
Total long term assets	49,553,058	49,891,303
Total assets	$161,548,181	$179,380,871

Accounts payable — trade	$40,097,083	$50,794,389
Current maturities of capital lease obligations	274,282	214,632
Other liabilites	6,244,248	7,074,663
Deferred income taxes	2,734,894	2,787,456
Long term liabilities	7,219,661	6,982,134
Stockholders’ equity	104,978,013	111,527,597
Total liabilities and stockholders’ equity	$161,548,181	$179,380,871

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
	(Unaudited)		(Unaudited)

REVENUE	$109,904,864	$151,504,471	$199,008,888	$280,950,042

COSTS AND EXPENSES:
Transportation costs	89,856,074	122,217,914	161,915,561	226,137,530
Selling, general, and administrative expenses	15,212,579	22,556,589	28,547,696	42,545,862
Depreciation and amortization	1,710,660	2,030,337	3,393,246	3,978,391
INCOME FROM OPERATIONS	3,125,551	4,699,631	5,152,385	8,288,259
OTHER EXPENSE	(43,411)	(102,680)	(93,127)	(139,018)
INCOME BEFORE PROVISION FOR INCOME TAXES	3,082,140	4,596,951	5,059,258	8,149,241
INCOME TAX EXPENSE	(1,156,107)	(1,701,637)	(1,897,254)	(3,012,528)
NET INCOME	1,926,033	2,895,314	$3,162,004	$5,136,713

Basic net income per share	$0.09	$0.13	$0.15	$0.23
Diluted net income per share	$0.09	$0.13	$0.14	$0.23

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2010	2011
	(Unaudited)

Net cash provided by (used in) operating activities	$(1,422,578)	$2,545,197

Net cash used in investing activities	(7,322,704)	(4,459,402)

Net cash provided by (used in) financing activities	45,067	269,241

Decrease in cash and cash equivalents	(8,700,215)	(1,644,964)
Cash and cash equivalents, beginning of period	47,803,704	43,218,164
Cash and cash equivalents, end of period	$39,103,489	$41,573,200